Contacts:	Kristin Mulvihill Southey

Vice President, Investor Relations

(310) 255-2635

ksouthey@activision.com

Maryanne Lataif

Vice President, Corporate Communications

(310) 255-2704

mlataif@activision.com

ACTIVISION REPORTS FISCAL 2006 YEAR END RESULTS

- Company Delivers Record Net Revenues -

- Performance Marks 14 Consecutive Years of Revenue Growth -

- Company Ended Fiscal 2006 as #2 U.S. Video Game Publisher Overall -

SANTA MONICA, CA - May 4, 2006 - Activision, Inc. (Nasdaq: ATVI) today announced record net revenues for the fiscal year ended March 31, 2006.

Net revenues for the fiscal year ended March 31, 2006 were $1,468 million, as compared to $1,406 million for the fiscal year ended March 31, 2005. Net income for the fiscal year was $41.9 million, or $0.14 per diluted share, as compared to net income of $138.3 million, or $0.50 per diluted share reported for the last fiscal year.

Net revenues for the fourth quarter ended March 31, 2006 were $188.1 million, as compared to $203.9 million that the company reported for the fourth quarter of the last fiscal year. For the fourth quarter, the company reported a net loss of $9.2 million, or a loss per share of $0.03, as compared to net income of $3.6 million, or earnings per diluted share of $0.01 for the fiscal year 2005 fourth quarter.

Robert Kotick, Chairman and CEO of Activision, Inc. commented, “Activision’s fiscal year 2006 net revenues totaled $1,468 million, marking 14 consecutive years of revenue growth. We delivered better than expected results for the fourth quarter. Our balance sheet remains one of the strongest in the industry with nearly $1 billion in cash and short-term investments and $1.2 billion in shareholder’s equity. In fiscal 2006, we strengthened our market position, although our operating results were impacted by the challenges of a console transition. We ended the fiscal year as the #2 U.S. software publisher overall and had the #1 game on the next-generation Xbox 360 platform, Call of Duty 2™, according to the NPD Group.”

Kotick added, “Looking ahead, we will continue to leverage our assets -- the competitive leadership of our world-class franchises, production capabilities and worldwide distribution resources. Our leadership position will provide us with a competitive advantage in our continued efforts to provide superior returns to our shareholders. We are planning for and investing in the market growth that historically follows the introduction of new console hardware. We remain focused on expanding operating margins by growing our balanced franchise portfolio, delivering compelling game experiences, increasing our international market position and improving operational efficiency worldwide.”

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Activision Reports Fiscal Year 2006 Earnings Results

Business Highlights

Yesterday, Activision announced that it has been awarded the rights to develop and publish interactive entertainment games based on the James Bond license through 2014. Under the terms of the agreement, Activision has obtained the worldwide rights to develop games for all current and next-generation consoles, the PC and hand-held platforms for the James Bond license. The license grants Activision the right to develop and publish games based on subsequent movies, as well as non-movie games.

Since the initial release of Dr. No in 1962, James Bond films have grossed more than $3.6 billion theatrically worldwide, and approximately 30 million units of video games based on the world of James Bond have been sold to date. Bond is one of the most successful franchises in film history and continues to have popular global appeal.

During the fiscal year, Activision’s game slate was based on such franchises as Call of Duty™, DOOM®, QUAKE®, Shrek™®, Spider-Man®, True Crime™, Tony Hawk™, World Series of Poker® and X-Men®.

o	Sales of the Tony Hawk games exceeded $1 billion and the franchise was a top-10 selling game for the sixth consecutive year.
o	The company successfully launched an internally developed game GUN™ which marks the third consecutive year that Activision has created the #1 new intellectual property in the marketplace.
o	Additionally, the company’s multi-title approach with Call of Duty 2 and Call of Duty 2: Big Red One™ drove the brand to be its best-selling franchise of fiscal 2006.
o	Call of Duty 2 ended the year as #1 best-selling Xbox 360 game.

Other business highlights are as follows:

During the fiscal year, Activision signed four exclusive long-term licensing agreements and acquired two development studios. These initiatives will allow the company to plan its game slate three to five years in advance and make prudent investments that may facilitate future growth.

•

Activision expanded its alliance with Marvel Enterprises for the Spider-Man™ and X-Men™ franchises and its agreement with Spider-Man Merchandising L.P. and Sony Pictures Consumer Products Inc., to extend its worldwide publishing rights to the phenomenally successful Spider-Man® motion pictures through 2017. To date, games based on the Spider-Man and X-Men franchises have generated more than $785 million in video game sales worldwide.

•

Activision signed a multi-year agreement with DreamWorks Animation for the exclusive video game rights to four upcoming feature films -- “Bee Movie,” “Kung Fu Panda,” “Rex Havoc” and “How to Train Your Dragon.” The deal also extended its rights beyond “Shrek 3” to include potential future films in the “Shrek” franchise. The company’s alliance with DreamWorks has resulted in more than $300 million in video game sales worldwide.

•

Activision entered into an agreement with The Hasbro Properties Group to develop console, handheld and PC games based on Hasbro’s renowned Transformers brand. Transformers has been one of the best-selling boys’ action brands in a wide-range of categories, from toys to publishing to apparel, since its launch as a global property in 1984.

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Activision Reports Fiscal Year 2006 Earnings Results

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Activision strengthened its internal development capabilities with two game developer acquisitions —Toys For Bob, Inc. and Beenox, Inc. Toys For Bob created Madagascar™, which was based on DreamWorks Animation’s feature film and ended calendar 2005 as the #1 best-selling children’s movie game in the U.S. Beenox provided us with a foothold in the Canadian province of Quebec, one of the fastest growing development talent pools in North America.

In fiscal 2006, Activision’s European publishing net revenues grew 18% to more than $400 million. The company sells direct to retail in the seven largest European markets – UK, France, Germany, Benelux, Nordic, Spain and Italy and during the fiscal year added Austria. Through its direct model, Activision is increasing volume, market share, retail presence, customer relationships and logistic and financial efficiencies.

For the first quarter of fiscal 2007, Activision will release games based on two highly anticipated summer movie releases, DreamWorks Animation’s “Over the Hedge” and Twentieth Century Fox and Marvel Studio’s “X-Men: The Last Stand.”

Company Outlook

For fiscal 2007, Activision expects net revenues of $1.025 billion and earnings per diluted share of $0.10, including the impact of adopting FAS 123(R), which relates to the expensing of stock options and other share-based payments. Excluding the impact of FAS 123(R), the company expects earnings per diluted share of $0.15. This is consistent with the company’s previously provided outlook.

For the first quarter of the fiscal year 2007, the company expects net revenues of $145 million and a loss per share of $0.11, including the impact of adopting FAS 123(R). The company’s loss per share outlook for the first quarter excluding the impact of FAS 123(R) is expected to be $0.10.

Activision also reaffirmed its fiscal year 2008 outlook. The company expects net revenues to exceed $1.6 billion.

Conference Call

Today at 4:30 p.m. EDT, Activision’s management will host a conference call and Webcast to discuss its fiscal 2006 year-end results and outlook for fiscal 2007. The company welcomes all members of the financial and media communities to visit the “Investor Relations” area of www.activision.com to listen to the conference call via a live Webcast or to listen to the call live by dialing into in the U.S. (719) 457-2637 in the U.S.

About Activision

Headquartered in Santa Monica, California, Activision, Inc. is a leading worldwide developer, publisher and distributor of interactive entertainment and leisure products. Founded in 1979, Activision posted net revenues of $1,468 million for the fiscal year ended March 31, 2006.

Activision maintains operations in the U.S., Canada, the United Kingdom, France, Germany, Italy, Spain, Japan, Australia, Scandinavia and the Netherlands. More information about Activision and its products can be found on the company's World Wide Web site, which is located at www.activision.com.

Note: The statements made in this press release that are not historical facts are “forward-looking” statements. These forward-looking statements are based on current expectations and assumptions that are subject to risks

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Activision Reports Fiscal Year 2006 Earnings Results

and uncertainties. The company cautions readers of this press release that a number of important factors could cause Activision’s actual future results to differ materially from those expressed in any such forward-looking statements. Such factors include, without limitation, sales of the company’s titles during the remainder of fiscal 2007, consumer spending trends, the seasonal and cyclical nature of the interactive game market, the company’s ability to predict consumer preferences among competing hardware platforms including next-generation hardware, software pricing, product returns and price protection product delays, retail acceptance of our products, delays in hardware launches, industry competition, rapid changes in technology and industry standards, protection of proprietary rights, maintenance of relationships with key personnel, vendors and third-party developers, international economic and political conditions, integration of recently acquired subsidiaries and identification of suitable future acquisition opportunities. These important factors and other factors that potentially could affect the company’s financial results are described in our filings with the Securities and Exchange Commission, including the company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers of this press release are referred to such filings. The company may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in the company’s assumptions or otherwise. The company undertakes no obligation to release publicly any revisions to its forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

(Tables to Follow)

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ACTIVISION, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except earnings per share data)

	Quarter ended March 31,		Year ended March 31,
	2006	2005	2006	2005

Net revenues	$188,125	$203,861	$1,468,000	$1,405,857
Costs and expenses:
Cost of sales - product costs	117,853	130,190	734,874	658,949
Cost of sales - software royalties and amortization	8,555	6,954	147,822	123,800
Cost of sales - intellectual property licenses	1,901	4,400	57,666	62,197
Product development	32,769	20,489	131,782	86,543
Sales and marketing	24,263	29,842	283,220	230,058
General and administrative	28,899	14,885	94,679	59,739
Total operating expenses	214,240	206,760	1,450,043	1,221,286
Operating income (loss)	(26,115)	(2,899)	17,957	184,571
Investment income, net	7,790	5,138	30,630	13,092
Income (loss) before income tax provision	(18,325)	2,239	48,587	197,663
Income tax provision (benefit)	(9,106)	(1,334)	6,688	59,328
Net income (loss)	$(9,219)	$3,573	$41,899	$138,335

Basic earnings (loss) per share	$(0.03)	$0.01	$0.15	$0.55
Weighted average common shares outstanding	276,506	260,551	273,177	250,023

Diluted earnings (loss) per share	$(0.03)	$0	$0.14	$0.50
Weighted average common shares outstanding assuming dilution	276,506	287,485	299,437	278,860

Share and earnings per share data have been restated to reflect our four-for-three stock split for shareholders of record as of October 10, 2005, paid October 24, 2005.

ACTIVISION, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31,	March 31,
	2006	2005
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$944,960	$840,864
Accounts receivable, net	28,782	109,144
Inventories	61,483	48,018
Software development	40,260	73,096
Intellectual property licenses	4,973	21,572
Deferred income taxes	30,017	6,760
Other current assets	25,933	23,010
Total current assets	1,136,408	1,122,464
Software development	20,359	18,518
Intellectual property licenses	82,073	14,154
Property and equipment, net	45,368	30,490
Deferred income taxes	33,460	28,041
Other assets	1,409	1,635
Goodwill	100,446	91,661
Total assets	$1,419,523	$1,306,963

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$88,994	$108,984
Accrued expenses	103,169	98,067
Total current liabilities	192,163	207,051
Other liabilities	1,776	-
Total liabilities	193,939	207,051
Shareholders’ equity:
Common stock	-	-
Additional paid-in capital	823,735	741,680
Retained earnings	388,513	346,614
Accumulated other comprehensive income	16,369	11,618
Unearned compensation	(3,033)	-
Total shareholders’ equity	1,225,584	1,099,912
Total liabilities and shareholders’ equity	$1,419,523	$1,306,963

ACTIVISION, INC. AND SUBSIDIARIES

FINANCIAL INFORMATION

For the Quarter and Year Ended March 31, 2006 and 2005

(Amounts in thousands)

					Percent
					Increase
	Quarter Ended				(Decrease)
	March 31, 2006		March 31, 2005
	Amount	% of Total	Amount	% of Total
Geographic Revenue Mix
North America	$83,502	44%	$69,087	34%	21%
International	104,623	56%	134,774	66%	-22%
Total net revenues	$188,125	100%	$203,861	100%	-8%

Segment/Platform Mix
Publishing:
Console	$82,272	44%	$66,878	33%	23%
Hand-held	15,211	8%	33,353	16%	-54%
PC	28,722	15%	30,398	15%	-6%
Total publishing net revenues	$126,205	67%	$130,629	64%	-3%

Distribution:
Console	$33,069	18%	$52,826	26%	-37%
Hand-held	16,744	9%	8,148	4%	105%
PC	12,107	6%	12,258	6%	-1%
Total distribution net revenues	$61,920	33%	$73,232	36%	-15%
Total net revenues	$188,125	100%	$203,861	100%	-8%

					Percent
					Increase
	Year Ended				(Decrease)
	March 31, 2006		March 31, 2005
	Amount	% of Total	Amount	% of Total
Geographic Revenue Mix
North America	$710,040	48%	$696,325	50%	2%
International	757,960	52%	709,532	50%	7%
Total net revenues	$1,468,000	100%	$1,405,857	100%	4%

Segment/Platform Mix
Publishing:
Console	$812,345	55%	$713,947	51%	14%
Hand-held	158,861	11%	138,695	10%	15%
PC	183,457	13%	220,087	15%	-17%
Total publishing net revenues	$1,154,663	79%	$1,072,729	76%	8%

Distribution:
Console	$196,413	13%	$256,452	18%	-23%
Hand-held	76,973	5%	23,282	2%	231%
PC	39,951	3%	53,394	4%	-25%
Total distribution net revenues	$313,337	21%	$333,128	24%	-6%
Total net revenues	$1,468,000	100%	$1,405,857	100%	4%

ACTIVISION, INC. AND SUBSIDIARIES

FINANCIAL INFORMATION

For the Quarter and Year Ended March 31, 2006 and 2005

	Quarter Ended	Quarter Ended	Year Ended	Year Ended
	March 31, 2006	March 31, 2005	March 31, 2006	March 31, 2005
Publishing Net Revenues

PC	23%	23%	16%	21%

Console	65%	51%	70%	66%
Sony PlayStation 2	27%	26%	36%	39%
Microsoft Xbox 360	25%	0%	9%	0%
Microsoft Xbox	8%	22%	18%	18%
Nintendo GameCube	5%	3%	7%	9%

Hand-held	12%	26%	14%	13%
Nintendo Game Boy Advance	6%	7%	7%	9%
Sony PlayStation Portable	4%	15%	5%	2%
Nintendo Dual Screen	2%	4%	2%	2%

Total publishing net revenues	100%	100%	100%	100%